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                                                                  Exhibit 3.3

                              AMENDMENT NO. 1 TO
                             BY-LAWS OF IHOP CORP.

WHEREAS, since the time of the adoption by the Corporation of its By-Laws (the "By-Laws"), Section 145 of the Delaware General Corporation Law ("DGCL") has been amended to provide for changes in the procedures for the determination of whether a present or former director, officer, employee or agent was entitled to indemnification;

WHEREAS, on November 14, 2000, in accordance with Article IX of the By-Laws, the Board of Directors unanimously voted to amend the By-Laws to conform to such changes.

NOW, THEREFORE, the By-Laws are hereby amended by restating Section 3 of
Article VIII of the By-Laws to read as follows:

     "Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case."

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to the By-Laws of IHOP Corp., effective as of November 14, 2000.


                                       /s/ Mark D. Weisberger
                                       ------------------------------
                                       Mark D. Weisberger
                                       Vice President - Legal,
                                       Secretary & General Counsel